Exhibit 10.2

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

2012 STOCK OPTION AND INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of [                    ], is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), and Dinesh Paliwal (“Grantee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s 2012 Stock Option and Incentive Plan (the “Plan”).

W I T N E S S E T H:

A. Grantee is an employee of the Company or a Subsidiary of the Company; and

B. The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”).

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:

1. Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee [                    ] Restricted Share Units (the “Grant”). Each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”). This Agreement constitutes an “Award Certificate” under the Plan.

2. Date of Grant. The effective date of the Grant is [                    ] (the “Date of Grant”).

3. Restrictions on Transfer of Restricted Share Units. Neither the Restricted Share Units granted hereby nor any interest therein shall be transferable other than by will or the laws of descent and distribution.

4. Vesting of Restricted Share Units.

(a) Except as otherwise provided in this Agreement, a number of Restricted Share Units equal to the Performance-Earned Units (determined in accordance with Exhibit A) shall become nonforfeitable on the third anniversary of the Date of Grant (the “Vesting Date”), unless earlier forfeited in accordance with Section 5.

(b) Notwithstanding the provisions of Section 4(a) above, (i) if a Change in Control occurs prior to June 30, 2018, 60% of the Restricted Share Units plus a pro-rata portion of the remaining 40% of the Restricted Share Units, with such pro-ration based on a fraction, the numerator of which is the number of days from the Date of Grant through the date of such Change in Control, and the denominator of which is 1095, to the extent not previously forfeited, shall become immediately nonforfeitable upon the occurrence of a Change in Control (as defined below) and (ii) if a Change in Control occurs on or subsequent to June 30, 2018, the number of Restricted Share Units that become nonforfeitable upon such Change in Control shall instead be the number of Performance-Earned Units (determined in accordance with Exhibit A). A “Change in Control” means the occurrence, while the Grantee remains employed by the Company or a Subsidiary, of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 4(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 4(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) below;

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) hereof.

(c) In consideration for the Grant, the Grantee agrees to be subject to and bound by the terms of the restrictive covenants set forth in Annex A of this Agreement, and, further agrees (without limitation of any other remedies available to the Company or any affiliate) that the Grant and vesting of the Restricted Share Units shall be subject to the Grantee’s continued compliance with such terms.

5. Forfeiture of Restricted Share Units.

(a) Except as otherwise described in this Section 5, any of the Restricted Share Units that remain forfeitable in accordance with Section 4 hereof shall be forfeited if Grantee ceases for any reason to be employed by the Company or a Subsidiary at any time prior to such units becoming nonforfeitable in accordance with Section 4 hereof, unless the Committee determines to provide otherwise at the time of the cessation of the Grantee’s employment; provided, however, that (i) if the Grantee’s employment terminates (a “Qualifying Termination”) on account of his death or Disability, or if his employment is terminated by the Company without Cause or by the Grantee for Good Reason (each term as defined in the letter agreement between Grantee and the Company, dated as of May 8, 2007, as amended on November 27, 2007, December 26, 2008 and September 1, 2009 (the “Letter Agreement”)) on or prior to the date that is six months after the date of grant, a number of Restricted Share Units equal to 50% of the number of Performance Earned Units determined in accordance with Exhibit A shall become fully nonforfeitable, and (ii) if the Grantee’s employment terminates under circumstances constituting a Qualifying Termination following the date that is six months after the Date of Grant, a number of Restricted Share Units equal to 100% of the number of Performance Earned Units determined in accordance with Exhibit A shall become fully nonforfeitable, in either case, as of the date of determination of the number of Performance Earned Units and subject to Section 5(c) below. For the purposes of this Agreement, the Grantee’s employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of Grantee’s employment among the Company and its Subsidiaries, (ii) an approved leave of absence of not more than 90 days, or (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee’s employment with the Company or any Subsidiary.

(b) Prior to the occurrence of a Change in Control, the Committee may, at any time between the determination of the Performance-Earned Amount and the Vesting Date, exercise negative discretion to reduce the Performance-Earned Amount, but only based on a determination by the Committee in good faith that the Performance-Earned Amount calculated pursuant to Exhibit A was inflated by excessive risk taking or other manipulative conduct by the Grantee or other members of the Company’s management team intended to increase the Performance-Earned Amount.

(c) Upon the final determination of Performance-Earned Amount contemplated by Exhibit A, all Restricted Share Units that are (as a result of such determination) no longer capable of becoming nonforfeitable shall be immediately forfeited.

6. Payment of Restricted Share Units. Subject to Section 10, the shares of Common Stock underlying any Restricted Share Units that become non-forfeitable as specified in this Agreement shall be transferred to the Grantee on the earlier of (i) the date of the final determination of the Performance-Earned Amount contemplated by Exhibit A, or (ii) a Change in Control that satisfies the requirements for a change in control under Section 409A(a)(2)(A)(v) of the Code; provided, however, that the Committee in its sole discretion may settle the award of Restricted Share Units wholly or partly in cash, in which case the fair market value of the Restricted Share Units shall be equal to the fair market value of the shares of Common Stock underlying such Restricted Share Units (with such fair market value determined in accordance with the definition under the Plan as of the date such shares would have been transferred under this Agreement but for the Committee’s discretion to settle the Restricted Share Units in cash, subject to withholding as provided in Section 8).

7. Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no voting rights with respect to such Restricted Share Units or the underlying shares of Common Stock. From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Restricted Share Units in accordance with Section 6 hereof or (b) the time when the Grantee’s right to receive the Restricted Share Units is forfeited in accordance with Section 5 hereof, the Company shall credit to the Grantee whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units. Such credited amounts shall be paid to the Grantee when and only to the extent the Common Stock underlying the Restricted Share Units or cash in satisfaction of the Restricted Share Units is transferred to the Grantee in accordance with Section 6 hereof.

8. Retention of Common Stock by the Company; Withholding. The shares of Common Stock underlying any Restricted Share Units that become nonforfeitable shall, at the time set forth in Section 6 hereof, be released to the Grantee by the Company’s transfer agent at the direction of the Company. At such time as the Restricted Share Units become payable as specified in this Agreement, the Company shall direct the transfer agent to forward all such shares of Common Stock to the Grantee; provided, however, that if the Grantee has notified the Company of his election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted. The cash, if any, paid to Grantee pursuant to Section 6 above shall be reduced by any required tax withholding or other required governmental deduction.

9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

10. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code and be interpreted consistent with Section 409A of the Code.

11. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled.

12. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

13. Employment Rights. This Agreement shall not confer on Grantee any right with respect to the continuance of employment or other services with the Company or any Subsidiary. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.

14. Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	400 Atlantic Street, Suite 1500
Stamford, CT 06901
Attention: General Counsel

If to Grantee, at:	Grantee’s most recent address on file with the Company

Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.

15. Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive; provided, however, that the definitions of Cause, Good Reason and Disability and any other provision covered in the Letter Agreement shall be interpreted in the manner set forth in the Letter Agreement. No member of the Committee shall be liable for any such action or determination made in good faith.

16. Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.

17. Integration. The Restricted Share Units are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, a copy of which is available upon request and which is incorporated herein by reference. As such, this Agreement, the Plan and the Letter Agreement embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Share Units.

18. Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

19. Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:
Name:	John G. Stacey
Title:	Executive Vice President and Chief Human Resources Officer

By:
Name:	Edward H. Meyer
Title:	Chairman of the Compensation Committee

The undersigned Grantee acknowledges receipt of an executed copy of this Agreement and accepts the Restricted Share Units subject to the applicable terms and conditions hereinabove set forth. If Grantee does not accept the Restricted Share Units by [                    ] through countersignature of this Agreement, the Restricted Share Units shall be forfeited.

Date:
Dinesh Paliwal

Annex A

Restrictive Covenants

a. The Grantee shall be bound by the restrictive covenants contained in this Annex A.

b. The Grantee shall not, without the prior written consent of the Company, while employed by the Company and its affiliates or thereafter, disclose to any person not employed by the Company any confidential or proprietary information of the Company or of any of its affiliates. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Grantee’s breach of this provision) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature, of the Company or of any of its affiliates. The foregoing obligations will not apply (i) while Grantee is employed by the Company, to actions taken in the ordinary course of the business of, and for the benefit of, the Company, (ii) if such confidential or proprietary information will have become, through no fault of Grantee, generally known to the public, or (iii) if Grantee is required by law to make disclosure (after giving the Company prompt written notice of the receipt of such legal process and cooperating with the Company to seek a protective order if it elects to do so).

c. While Grantee is employed by the Company and its affiliates and for a period of 12 months after Grantee ceases (for any reason) to be employed by the Company or one of its affiliates (together, the “Restricted Period”), Grantee will not, without the Company’s prior written consent, become an employee, officer, director or investor (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) in any business or enterprise, anywhere in the world, that directly or indirectly competes with the business of the Company or any affiliate and is set forth on the list of competitors (the “Competitive List”) as provided to Grantee on or about the date hereof, as it may be modified by the Company from time to time by written notice to Grantee, provided that any modification shall not be effective until ninety (90) days after provided to Grantee and only if Grantee is then employed by the Company. The Competitive List may not contain more than fifteen (15) entities.

d. During the Restricted Period, Grantee shall not (i) employ, retain, solicit or recruit for employment or retention or assist any other person or entity in employing, retaining, soliciting or recruiting, directly or indirectly, any individual employed by the Company or one of its affiliates, or who had been so employed in the prior six (6) months; provided that this provision shall not be violated solely by advertising or searches not specifically targeted at the employees of the Company or one of its affiliates, or solely by serving as a reference upon request to an entity with which Grantee is not affiliated, or (ii) interfere with the Company’s or any of its affiliate’s relationships with any of its or their suppliers, vendors, joint venturers or independent contractors.

e. Grantee acknowledges that, because of and during the course of Grantee’s employment by the Company or any of its affiliates, Grantee will learn or develop confidential information relating to the Company’s sales, marketing or servicing, and relating to the Company’s or any of its affiliate’s customers. Grantee recognizes that the Company’s and each of its affiliate’s relationships with its customers are extremely valuable to it and thus the protection of the Company’s and each of its affiliate’s relationships with its customers is essential. Accordingly, Grantee agrees not to solicit or attempt to solicit, directly or through another, during the Restricted Period, for the purpose of providing services or products that are the same or similar to those offered for sale by the Company or any of its affiliates at the time of Grantee’s termination and which services or products group represents more than 10 percent (10%) of the revenues of the Company and its affiliates for its most recently completed fiscal year or is expected to do so in the current or next fiscal year, any existing or prospective customer of the Company or any one of its affiliates which Grantee solicited or with whom Grantee had direct contact while employed by the Company or any of its affiliates, provided that the foregoing shall not apply to retail consumers of the Company or any of its affiliates.

f. Nothing herein shall prevent or limit Grantee from reporting a possible violation of applicable laws or regulations to any governmental or regulatory agency, including the Securities and Exchange Commission, or making other disclosures that are protected under so-called whistleblower laws or regulations. Such disclosures may be made without notice to the Company or consent of the legal department of the Company.

g. The Grantee acknowledges that a remedy at law for any breach or attempted breach of this Annex A will be inadequate, agrees that that the Company and any other affiliate shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach (in addition to any remedies at law) and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).